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NASDAQ: WASH

Contact:	Elizabeth B. Eckel
Senior Vice President, Marketing
Telephone: (401) 348-1309
E-mail: ebeckel@washtrust.com
FOR IMMEDIATE RELEASE

Washington Trust To Acquire Weston Financial Group, Inc.,
A $1.2 Billion High Net Worth Investment Adviser
Deal Expands Bank’s Presence in New England, Enhances Financial Planning Expertise

March 21, 2005 (Westerly, Rhode Island)… Washington Trust Bancorp, Inc. (Nasdaq National Market; symbol: WASH), parent company of The Washington Trust Company, today announced that it has signed a definitive agreement to acquire Weston Financial Group, Inc., a registered investment advisor with assets under management in excess of $1.2 billion. Located in Wellesley, Massachusetts, the firm specializes in providing high-quality, comprehensive financial planning and investment counseling services to high net worth individuals through third-party open-architecture wealth management products. Weston Financial Group was founded in 1979 and serves clients in the Boston Metropolitan area, New England, and throughout the country.

John C. Warren, Washington Trust’s Chairman and Chief Executive Officer, stated, “This is a major acquisition for us. It significantly increases the size and capabilities of our wealth management group, and expands our presence in the New England marketplace.” Warren added, “The acquisition will enable Weston’s clients to utilize Washington Trust’s full line of trust, personal and business banking services. Washington Trust customers will also be able to take advantage of the financial planning expertise offered by the Weston professionals.”

Wayne M. Grzecki, Principal of Weston Financial, speaking on behalf of his partners, stated, “We are extremely enthusiastic about this strategic alliance and the opportunities it presents for our clients and the firm. Washington Trust is a well-managed and solid financial institution. We are particularly impressed by Washington Trust’s culture and its approach to business, both of which are completely compatible with our own.”

At the closing, Washington Trust will acquire all of the outstanding shares of Weston’s capital stock for $20.0 million in cash, subject to customary adjustments for the percentage of investment accounts transferred and other matters. In addition, the transaction is structured to provide for the contingent payment of additional amounts based on operating results during a three-year earn-out period ending December 31, 2008 with a guaranteed minimum payout of $6.0 million in cash over the three-year period. Washington Trust expects to finance this transaction primarily through the issuance of trust preferred stock and other sources and does not expect to issue any common stock in connection with the transaction. It is currently anticipated that the acquisition, which is subject to state and federal regulatory approval and other customary conditions to closing, will most likely be completed in the third quarter of 2005. Management expects the transaction to be immediately accretive to earnings per share on a cash and GAAP basis excluding transaction-related expenses.

Under the agreement, Weston Financial will become a subsidiary of Washington Trust and will be operated under the direction of its current management team. Weston has 27 employees and is led by six principals, who have approximately 150 years of combined wealth management experience. The firm has expertise in retirement planning, estate planning, investment management, tax planning and preparation, stock option planning, and insurance analysis.

The acquisition is expected to provide significant strategic advantages to Washington Trust. The Bank’s assets under administration will increase by more than 50% to approximately $3.1 billion. The addition of Weston Financial Group is expected to bring Washington Trust’s total noninterest income to approximately 39% of total revenues on an annualized basis. Washington Trust, which currently operates wealth management offices in Providence, Narragansett and Westerly, RI, will also now have a presence in the Boston Metropolitan area. The Bank’s wealth management team will benefit from the addition of an experienced team of investment advisory experts and a broader line of financial planning products and services.

Washington Trust was advised by Sandler O’Neill & Partners, L.P. and Goodwin Procter LLP. Weston Financial Group retained Berkshire Capital Securities LLC and Nixon Peabody LLP.

Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company, a Rhode Island state-chartered bank founded in 1800. The Bank offers a full range of financial services, including trust and investment management, through its offices in Rhode Island and southeastern Connecticut. Washington Trust Bancorp, Inc.’s common stock trades on The Nasdaq Stock Market® under the symbol WASH. Investor information is available on the Corporation’s web site: www.washtrust.com.
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This report contains certain statements that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Washington Trust’s actual results, performance or achievements could differ materially from those projected in the forward-looking statements as a result, among other factors, of the parties’ ability to obtain regulatory approval and satisfy the other conditions to closing, Washington Trust’s ability to successfully integrate Weston with its existing wealth management business or the possibility that the integration will be more difficult, time-consuming or costly than expected, trends in the general economy and capital markets that affect the assets under management and anticipated revenue from Weston’s operations, the ability to fully realize the expected cost savings and revenues from the transaction on a timely basis, the ability to obtain financing sufficient to consummate the transaction, through trust preferred or otherwise, on favorable terms or at all, the possibility of the occurrence of a material adverse change in the business or financial condition of Weston and the possibility that events may cause the transaction-related expenses to be higher than anticipated and changes in the assumptions used in making such forward-looking statements.